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                                       AMENDMENT NO. 1
                                 1994 STOCK INCENTIVE PLAN



7    AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS.

     (a) GRANTS OF OPTIONS. At such time as, following the effective date of the Plan, new Non-Employee Directors are first elected or appointed to the Board of Directors to fill new directorships or to fill vacancies, such Non-Employee Directors will be granted automatically, on a one-time basis on the date of their election or appointment, a Non-Statutory Stock Option to purchase 10,000 shares of Common Stock (subject to adjustment as provided in Section 4.3 of the Plan). In addition, on the date of each Annual Meeting of Shareholders of the Company following the date a Non-Employee Director is first elected or appointed to the Board of Directors, each person who is a Non-Employee Director as of such date will be granted automatically a Non-Statutory Stock Option to purchase 4,000 shares of Common Stock (subject to adjustment as provided in Section 4.3 of the Plan).


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